EXHIBIT 99

	INDIRECT HOLDINGS HELD IN THE NAME OF:	NUMBER OF SHARES HELD AFTER TRANSACTIONS

#1	S. Craig Lindner, Trustee for the S. Craig Lindner Living Trust dated 3-30-83.	2,994,338

#2	Malott Nyhart, Trustee of the S. Craig Lindner 1996-2 Qualified Annuity Trust dated 3/28/96.	1,012,148

#3	Frances R. Lindner (spouse), Trustee for the Frances R. Lindner Living Trust dated 9-13-93.	50,000

#4	Frances R. Lindner (spouse), Custodian for minor child, CAL.	13,072

#5	Frances R. Lindner (spouse), Custodian for minor child, CFL.	13,072

#6	Keith E. Lindner, Trustee under an Irrevocable Trust indenture with Frances R. Lindner dated 2/13/85.	96,881

#7	Keith E. Lindner, Trustee under an Irrevocable Trust indenture with Stephen Craig Lindner dated 12/22/83.	680,029

#8	SCL, Jr. TTEE, SCL Jr. 2001 Living Trust dtd 12/26/01	13,072

#9	Corinne E. Lindner, TTEE CEL 2002 Living Trust dtd 11/4/02	13,072

#10	SCL Investments, LLC, a limited liability company directly or indirectly wholly-owned by the Reporting Person	1,000,000

On 7/15/003, Indirect #2 transferred 115, 779 shares of Common Stock to Indirect #1

On 10/6/03, Indirect #2 transferred 120,803 shares of Common Stock to Indirect #1.